Exhibit 99.1

Codexis Earns $6.5 Million Technology Transfer Milestone Payment from GSK

REDWOOD CITY, Calif. - October 8, 2015 - Codexis, Inc. (NASDAQ: CDXS), a leading protein engineering company, today announced that it successfully completed Wave 2 of the transfer of its proprietary CodeEvolver® protein engineering platform technology to GlaxoSmithKline (GSK) in the third quarter of 2015. Codexis expects to receive a $6.5 million payment from GSK for completion of this milestone in the fourth quarter of 2015.

Codexis has received a $6 million upfront payment and a $5 million Wave 1 technology transfer milestone payment from GSK since announcing the technology collaboration and license agreement with GSK in July 2014. The agreement grants GSK a license to use Codexis’ CodeEvolver platform technology to develop novel enzymes for use in the manufacture of GSK’s pharmaceutical and health care products. The CodeEvolver platform technology has been installed and is operational at a GSK facility in Pennsylvania.

Codexis is eligible to receive an additional $7.5 million payment from GSK subject to the satisfactory completion of the final CodeEvolver technology transfer milestone. Codexis also has the potential to receive numerous additional contingent milestone payments under the agreement with GSK that range from $5.75 million to $38.5 million per project based on GSK’s successful application of the licensed technology. In addition, Codexis will be eligible to receive royalties based on net sales, if any, of a limited set of products developed by GSK using Codexis' CodeEvolver® protein engineering platform technology.

“The transfer process of the CodeEvolver platform technology to GSK has gone smoothly and is on track,” said Codexis President and CEO John Nicols. “We are delighted to complete this portion of our first CodeEvolver licensing agreement.”

About CodeEvolver® Protein Engineering Platform Technology

Codexis’ proprietary CodeEvolver® protein engineering platform enables the rapid development of custom-designed enzymes that are highly optimized for a specific function. The CodeEvolver platform is comprised of proprietary methods for the optimization of proteins through the design and generation of diverse genetic libraries, automated screening techniques, algorithms for the interpretation of screening data and predictive modelling. The Codexis CodeEvolver platform technology is covered by more than 175 issued patents and pending patent applications worldwide.

About Codexis, Inc.

Codexis, Inc. is a leading protein engineering company that applies its technology to the development of biocatalysts for commercial manufacture of pharmaceuticals and fine chemicals. Codexis’ proven technology enables implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to Codexis’ 2014 technology collaboration and license agreement with GSK, including Codexis’ expectation that it will receive a $6.5 million milestone payment in 2015, the potential for Codexis to receive a $7.5 million milestone payment from GSK upon completion of the final CodeEvolver technology transfer milestone, the potential for Codexis to receive contingent milestone payments from GSK that range from $5.75 million to $38.5 million per project, and the potential for Codexis to receive royalties from GSK for net sales of a limited set of GSK products developed using the CodeEvolver platform technology. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ dependence on its licensees and collaborators; Codexis’ dependence on a limited number of products and customers in its pharmaceutical business; potential adverse effects to Codexis’ business if its customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to deploy its technology platform in new market spaces; Codexis’ dependence on key personnel; Codexis’ ability to compete may decline if it loses some of its intellectual property rights; third party claims that Codexis infringes third party intellectual property rights; and Codexis could face increased competition if third parties misappropriate Codexis biocatalysts. Additional factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2015, in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2015, and in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2015, including, in each case, under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Codexis Contacts:
Investors
LHA
Jody Cain, 310-691-7100
jcain@lhai.com

Media
Notch Communications
Kate Whelan, +46 (0)70 238 11 49
kate.whelan@notchcommunications.co.uk

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